EXHIBIT 99.1

NEWS RELEASE
Company contacts:	Investor Contact:
Jim Fitzhenry	Neil Berkman Associates
Tony Trunzo	(310) 277 - 5162
FLIR Systems, Inc.	info@BerkmanAssociates.com
(503) 684-3731
www.flir.com

FLIR Systems and Indigo Systems

Complete Merger

FLIR To Report Q4 and Fiscal 2003 Results On February 4

PORTLAND, OR — January 6, 2004 — FLIR Systems, Inc. (NASDAQ:FLIR) announced today that it has completed the previously announced merger with Indigo Systems Corporation. Pursuant to the terms of the transaction, Indigo shareholders received cash consideration of approximately $165.5 million in exchange for all outstanding Indigo shares. In addition, all outstanding Indigo stock options were converted into options to purchase approximately 710,000 shares of FLIR common stock. The transaction is valued at approximately $190 million.

Indigo, founded in 1996, is a leading developer and supplier of a wide range of cooled and uncooled infrared detectors, camera cores and finished cameras. Indigo’s estimated revenue for calendar year 2003 was approximately $55.0 million.

“With the timely completion of the merger with Indigo, we can now direct all of our energies to achieving the significant benefits we expect this transaction to deliver for FLIR and its shareholders,” said Earl Lewis, President and CEO of FLIR.

Tim Fitzgibbons, Chief Executive Officer of Indigo, added, “All of us at Indigo are delighted to be part of FLIR. Together, FLIR and Indigo make a dynamic team positioned to deliver higher performance, lower cost infrared products to our customers.”

As previously stated, FLIR expects the transaction to be accretive to earnings beginning in 2004.

Earnings Announcement Set for February 4, 2004

Separately, FLIR said that it plans to release its financial results for the fourth quarter and fiscal year ended December 31, 2003 on February 4, 2004, and will host a conference call and simultaneous webcast on that date. Additional information regarding the earnings release, conference call and webcast will be announced soon.

(more)

The Forward Looking Infrared Company

FLIR Systems, Inc. • 16505 SW 72nd Avenue • Portland, OR 97224 • USA

Telephone: +1(800) 322 3731 • www.flir.com

FLIR Systems and Indigo Systems Complete Merger

January 6, 2004

Page Two

Forward-Looking Statements

The statements in this release by Earl R. Lewis and E. Tim Fitzgibbons and the statements regarding FLIR’s expectation that the transaction will be accretive to earnings during 2004 and will deliver significant benefits to FLIR shareholders are forward-looking statements. Such statements are based on current expectations, estimates and projections about the FLIR’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: the ability of FLIR and Indigo to achieve the expected detector cost reductions and operational synergies, changes in demand for FLIR’s or Indigo’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, FLIR’s and Indigo’s continuing compliance with US export control laws and regulations, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the continuing eligibility of FLIR to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements are subject to the risks inherent in acquisitions of technologies and businesses, including the timing and successful completion of technology and product development through volume production, integration issues, unanticipated costs and expenditures, changing relationships with customers, suppliers and strategic partners, potential contractual, intellectual property or employment issues, accounting treatment and charges, and the risks that the acquisition cannot be completed successfully or that anticipated benefits are not realized. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the company’s web site at www.FLIR.com.

About Indigo Systems

Indigo Systems Corporation, based in Goleta, California, is a premier developer and supplier of advanced infrared cameras and components, covering the entire infrared spectrum including near-, midwave-, and longwave-IR. Indigo’s outside investors previously included The Carlyle Group, WK Technology, Lago Ventures and Founders Capital. Since 1996, Indigo has provided IR cameras, software, and enclosure solutions for commercial, industrial, security, military and R&D applications. Indigo Systems is a next-generation IR company, whose unique structure and mix of commercial and defense expertise allows it to deliver military-grade infrared products while driving down costs to enable new, commercial applications of infrared cameras. Visit the company’s website at www.indigosystems.com.

* * * * *